Exhibit 99.1

Soluna Announces Monthly Business Update

Surpasses 1 Gigawatt Milestone and Starts Project Kati 1 Construction

ALBANY, NY, September 9, 2025 – Soluna Holdings, Inc. (“Soluna” or the “Company”) (NASDAQ: SLNH), a developer of green data centers for intensive computing applications, including Bitcoin mining and AI, announced its August 2025 project site-level operations, developments, and updates.

The Company has provided the following Corporate and Site Updates.

Key Company Metrics:

The monthly metrics are now available here.

Corporate Highlights:

●	Surpassed One Gigawatt of Clean Computing Projects - With the addition of Project Gladys (150 MW under development, wind) and Project Fei (100 MW under development, solar), Soluna’s now exceeds 1 GW of renewable-powered computing in operation, construction, and development. This milestone reflects the scalability of Soluna’s behind-the-meter model and marks a major step toward our 2.8 GW long-term roadmap. Learn more here.

●	Expanded Partnership with Galaxy Digital - Galaxy is expected to deploy 48 MW at Project Kati 1, bringing the site’s total to 83 MW. This marks Soluna’s largest hosting deployment to date and deepens our institutional partnerships. Read more here.

●	Reported Q2’25 Results - Steady gross margin with Three-Month Adjusted EBITDA up +$2.3 million since Q3 2024. Dorothy 2 was energized, expanding our flagship Texas footprint. View the results here.

●	Announced CFO Transition - Board member David Michaels, who previously served as interim CFO in 2023, has assumed the role again on an interim basis, bringing more than 30 years of financial leadership experience. Read the full update here.

●	New AMA – CEO John Belizaire answers shareholders’ and potential investors’ most-asked questions in the latest installment of Soluna’s “Ask Me Anything” (AMA) series. Get the answers here.

●	New Podcast Episode - Luxor COO Ethan Vera joins us to break down our latest case study: How BitMine Scaled Smarter with Soluna + Luxor. A deep dive into smarter growth in Bitcoin mining. Listen here.

●	New Blog - Crossing 1 GW isn’t just a milestone, it’s a turning point for renewable computing. In What 1 Gigawatt Powers, we explore the scale of this achievement and what it means for the future of AI and Bitcoin. Read it here.

●	CEO Will Present at H.C. Wainwright Conference – John Belizaire will present at the 27th Annual Global Investment Conference in New York on September 9, 2025, at 1 PM ET. Register here.

Key Project Updates:

Project Dorothy 1A (25 MW, Bitcoin Hosting) / Project Dorothy 1B (25 MW, Bitcoin Prop-Mining):

●	The site operated through another 4CP month in the region with fewer curtailed hours than the previous two months.
●	A fleet upgrade at 1B is underway with the consolidation of the existing fleet stabilizing and the procurement of 900+ new generation miners having been completed, and are being deployed.

●	Dorothy 1A remained steady throughout the month, with additional fleet upgrades scheduled in December to drive increasing hashrate.

Project Dorothy 2 (48 MW Under Construction, Bitcoin Hosting):

●	Phase 2 was fully deployed by mid-August, with 32 MW of deployed capacity now operational at the site.

●	Phase 3 construction is expected to be complete by the end of October. Commissioning activities associated with Phase 3 are expected to begin by mid-September.

Project Sophie (25 MW, Bitcoin Hosting with Profit Share, AI Hosting):

●	The summer heat has begun to subside at the site, and operations have remained very strong.

Project Kati (166 MW Under Development, Bitcoin Hosting and AI):

●	Final approval of the tax abatement with the county was obtained.
●	Civil construction has mobilized at the site and started with the initial site preparation and grading in support of the first 48 MW of Galaxy Bitcoin Hosting at Project Kati 1.
●	Additional civil work is underway to complete the interconnection between the upgraded substation circuit breaker and the project site, with an expected site energization date of December 2025.
●	All prepurchased long-lead equipment is being delivered and staged at the site for installation.
●	Additional long-lead equipment orders have been placed to support the buildout of the second 35 MW phase of Soluna Bitcoin Hosting at Project Kati 1.
●	The next phase of the substation upgrade to support Project Kati 2 (83 MW) is scheduled to start in October.

Pipeline Highlights:

●	With the launch of Projects Gladys and Fei, Soluna’s portfolio has surpassed 1 GW of renewable-powered computing in operation, construction, and development.

●	Development activities continue on Projects Rosa, Hedy, Ellen, Annie, Gladys, and Fei, with progress across PPA negotiations, ERCOT planning, and land acquisition accelerating.
●	The 2.8 GW long-term power pipeline continues to expand with new curtailment assessment and term sheet negotiations underway.

Customer Success:

●	Partnership expansion completed with Galaxy Digital. Galaxy is expected to deploy proprietary bitcoin mining operations at a 48 MW expansion of Soluna’s Project Kati 1 in Texas.
●	Actively deploying 45 MW across three new partnerships secured earlier this year.

View Soluna’s recent AMA here.

Soluna’s glossary of terms can be found here.

Safe Harbor Statement

This announcement contains forward-looking statements. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements, other than statements of historical fact, regarding our current views and assumptions with respect to future events regarding our business and our expectations with respect to the completion of Project Dorothy 2 and Project Kati, and other statements that are predictive in nature. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” “confident” and similar statements. Readers are cautioned that any forward-looking information provided by us or on our behalf is not a guarantee of future performance. Actual results may differ materially from those contained in these forward-looking statements as a result of various factors disclosed in our filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on March 31, 2025. All forward-looking statements speak only as of the date on which they are made, and we undertake no duty to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except to the extent required by law.

About Soluna Holdings, Inc. (Nasdaq: SLNH)

Soluna is on a mission to make renewable energy a global superpower, using computing as a catalyst. The company designs, develops, and operates digital infrastructure that transforms surplus renewable energy into global computing resources. Soluna’s pioneering data centers are strategically co-located with wind, solar, or hydroelectric power plants to support high-performance computing applications, including Bitcoin Mining, Generative AI, and other compute-intensive applications. Soluna’s proprietary software MaestroOS(™) helps energize a greener grid while delivering cost-effective and sustainable computing solutions and superior returns. To learn more, visit solunacomputing.com and follow us on:

LinkedIn: https://www.linkedin.com/company/solunaholdings/

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YouTube: youtube.com/c/solunacomputing

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Resource Center: solunacomputing.com/resources

Soluna regularly posts important information on its website and encourages investors and potential investors to consult the Soluna investor relations and investor resources sections of its website regularly.

Contact Information

Public Relations

West of Fairfax for Soluna

Soluna@westof.co